Exhibit 99.1

China Automotive Systems Reports 45.0% Net Sales Increase
in the Second Quarter of 2021

WUHAN, China, August 12, 2021 -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the second quarter and six months ended June 30, 2021.

Second Quarter 2021 Highlights

•	Net sales rose 45.0% to $120.6 million from $83.2 million in the second quarter of 2020;

•	Gross profit increased 102.6% to $15.8 million from $7.8 million in the second quarter of 2020; gross margin was 13.1% compared with 9.4% in the first quarter of 2020;

•	Income from operations was $0.1 million, compare to a loss of $5.2 million in the second quarter of 2020;

•	Net income attributable to parent company's common shareholders was $3.2 million, or diluted earnings per share of $0.10, compared to a net loss attributable to parent company's common shareholders of $4.1 million in the second quarter of 2020.

First Six Months of 2021 Highlights

•	Net sales grew by 60.1% to $250.9 million, compared to $156.7 million in the first six months of 2020;

•	Gross profit increased by 87.4% to $35.6 million, compared to $19.0 million in the first six months of 2020; gross margin increased to 14.2% in the first six months of 2021, compared to 12.1% in the first six months of 2020;

•	Income from operations was $4.3 million compared with a loss from operations of $4.2 million in the first six months of 2020;

•	Net income attributable to parent company’s common shareholders was $6.4 million compared with a net loss of $4.1 million in the first six months of 2020; diluted earnings per share attributable to parent company’s common shareholders was $0.21, compared to diluted loss per share of $0.13 in the first six months of 2020;

•	Net cash provided by operating activities was $5.5 million in the first six months of 2021;

•	Cash and cash equivalents, and pledged cash were $117.3 million as of June 30, 2021.

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "Our second quarter 2021 sales continued to achieve robust growth of 45.0% year-over-year with sales of our advanced hydraulic products rising by 43.9% in the Chinese passenger vehicle market, our electric power steering (“EPS”) product sales grew by 49.7% and sales into North America were 179.8% higher. Our operations in Brazil also experienced sales growth in the second quarter of 2021, with expected sales growth of approximately 200% year-over-year for the full year 2021.”

“According to statistics from the China Association of Automobile Manufacturers, automobile sales in China rose by 25.6% in the first six months of 2021 as passenger vehicle sales grew 27.0% and commercial vehicle sales increased by 20.9%. For the first six months of 2021, our sales increased by 60.1%, far surpassing the growth in the Chinese vehicle market.”

“In the first half of 2021, we have taken actions to improve our strategic position. A new EPS product has been introduced based on proprietary CAAS technologies which connects with vehicle data allowing drivers to better adapt to different road conditions which enhances drivability. Mass production of this product has begun for new vehicle models for Chinese automaker, Great Wall Motors, with other OEMs testing the products for their models.

In addition, the board of directors has approved the plan to purchase a 40% interest in Sentient AB, a world leader in steering and vehicle control software and hardware. Based in Sweden with operations in China, Sentient AB specializes in software development and hardware design for advanced steering functions, vehicle motion control and the fast-growing autonomous driving market.”

“To faster penetrate the European market, we entered into the OTOP (Off Tool Off Process) phase of new steering development for the leading European auto brand, Alfa Romeo. This new steering system is for Alfa Romeo's first luxury plug-in-hybrid SUV model, 2021 Tonale. Among its features, the Tonale electric vehicle features Alfa Romeo's first plug-in-hybrid powertrain. Purchase orders approximating 100,000 annual units are anticipated. And our wholly owned subsidiary, Hubei Henglong, recently received the SGS TÜV ISO26262:2018 ASIL-D certification to meet all the requirements by the ISO26262:2018 standard. Receiving a D certification, the highest and most stringent safety standard of SGS, demonstrates our commitment to developing the highest quality and safety in our products, and distinguishes us from other steering companies.”

Mr. Jie Li, chief financial officer of CAAS, commented, “We maintained a strong cash position and financial strength in the first half of 2021 with working capital of $137.8 million at June 30, 2021.”

Second Quarter of 2021

Net sales increased by 45.0% to $120.6 million in the second quarter of 2021, compared to $83.2 million in the second quarter of 2020. Net sales of traditional steering products and parts increased by 43.9% to $97.4 million for the second quarter of 2021, compared to $67.7 million for the same period in 2020. Net sales of electric power steering (“EPS”) products rose 49.7% to $23.2 million from $15.5 million for the same period in 2020. EPS product sales were 19.2% of the total net sales for the second quarter of 2021, compared with 18.6% for the same period in 2020. Export net sales to North American customers rose 179.8% to $31.9 million in the second quarter of 2021 compared with $11.4 million in the second quarter of 2020.

Gross profit rose by 102.6% to $15.8 million compared to $7.8 million in the second quarter of 2020. Gross margin in the second quarter of 2021 was 13.1% compared with 9.4% in the second quarter of 2020. The increase in gross margin was mainly due to higher net sales and increased gross profit in the Company’s Hubei Henglong operations.

Gain on other sales was $0.7 million, compared to $0.8 million in the second quarter of 2020.

Selling expenses increased by 46.7% to $4.4 million compared to $3.0 million in the second quarter of 2020. This increase in selling expenses was primarily due to higher personnel expenses. Selling expenses represented 3.6% of net sales in the second quarter of 2021 compared to 3.6% in the second quarter of 2020.

General and administrative expenses ("G&A expenses") were $6.1 million compared to $4.8 million in the second quarter of 2020. G&A expenses represented 5.1% of net sales in the second quarter of 2021 compared to 5.8% of net sales in the second quarter of 2020.

Research and development expenses ("R&D expenses") were $5.9 million compared to $6.1 million in the second quarter of 2020. R&D expenses represented 4.9% of net sales in the second quarter of 2021 compared to 7.3% in the second quarter of 2020.

Other income, net was $1.5 million for the second quarter of 2021, compared to $1.3 million for the three months ended June 30, 2020.

Income from operations was $0.1 million in the second quarter of 2021, compared to a loss from operations of $5.2 million in the second quarter of 2020.

Interest expense was $0.3 million in the second quarter of 2021, substantially consistent with $0.4 million in the second quarter of 2020.

Net financial income was $0.2 million in the second quarter of 2021, compared to net financial expense of $0.06 million in the second quarter of 2020. The change in net financial expense was primarily due to achieving a foreign exchange benefit in the second quarter of 2021 compared with a foreign exchange expense in the second quarter of 2020.

Income before income tax expenses and equity in earnings of affiliated companies was $1.5 million in the second quarter of 2021, compared to a loss before income tax expenses and equity in earnings of affiliated companies of $4.4 million in the second quarter of 2020.

Net income attributable to parent company's common shareholders was $3.2 million in the second quarter of 2021, compared to a net loss attributable to parent company's common shareholders of $4.1 million in the second quarter of 2020. Diluted earnings per share was $0.10 in the second quarter of 2021, compared to diluted net loss per share of $0.13 per share in the second quarter of 2020.

The weighted average number of diluted common shares outstanding was 30,855,406 in the second quarter of 2021 compared to 31,174,045 in the second quarter of 2020.

First Six Months of 2021

Net sales increased 60.1% to $250.9 million in the first six months of 2021, compared to $156.7 million in the first six months of 2020. Six-month gross profit was $35.6 million, compared to $19.0 million in the corresponding period last year. Six-month gross margin was 14.1%, compared with 12.1% in the first six months of 2020. The gain on other sales was $2.0 million in the first six months of 2021 compared to $1.4 million in the corresponding period last year. Income from operations was $4.3 million in the first six months of 2021, compared with a loss from operations of $4.2 million in the first six months of 2020.

Net income attributable to parent company’s common shareholders was $6.4 million in the first six months of 2021, compared to a net loss attributable to parent company’s common shareholders of $4.1 million in the corresponding period in 2020. Diluted earnings per share was $0.21 in the first six months of 2021, compared to diluted loss per share of $0.13 in the first six months of 2020.

Balance Sheet

As of June 30, 2021, total cash and cash equivalents, and pledged cash were $117.3 million, total accounts receivable including notes receivable were $228.5 million, accounts payable including notes payable were $220.4 million and short-term loans were $36.4 million. Total parent company stockholders' equity was $312.2 million as of June 30, 2021, compared to $303.2 million as of December 31, 2020.

Business Outlook

Management raises revenue guidance for the full year 2021 to $495 million from $485 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on August 12, 2021 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

US Toll Free:	+1-877-407-8031
International:	+1-201-689-8031
China (toll free):	+ 86 400 120 2840

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through ten Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Fiat Chrysler Automobiles (FCA) and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 30, 2021, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook for automobile sales, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

jieli@chl.com.cn

Kevin Theiss

Awaken Advisors

+1-212-521-4050

Kevin@awakenlab.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended June 30,
	2021	2020
Net product sales ($15,750 and $16,105 sold to related parties for the three months ended June 30, 2021 and 2020)	$120,604	$83,184
Cost of products sold ($7,197 and $6,152 purchased from related parties for the three months ended June 30, 2021 and 2020)	104,775	75,353
Gross profit	15,829	7,831
Gain on other sales	725	838
Less: Operating expenses
Selling expenses	4,446	2,977
General and administrative expenses	6,063	4,759
Research and development expenses	5,926	6,125
Total operating expenses	16,435	13,861
Income from operations	119	(5,192)
Other income, net	1,506	1,257
Interest expense	(294)	(446)
Financial income/(expense), net	182	(59)
Income/(loss) before income tax expenses and equity in earnings of affiliated companies	1,513	(4,440)
Less: Income taxes expense/(benefit)	198	(31)
Add: Equity in earnings of affiliated companies	1,613	169
Net income/(loss)	2,928	(4,240)
Less: Net loss attributable to non-controlling interests	(279)	(142)
Accretion to redemption value of redeemable non-controlling interests	(7)	-
Net income/(loss) attributable to parent company’s common shareholders	$3,200	$(4,098)
Comprehensive income:
Net income/(loss)	$2,928	$(4,240)
Other comprehensive income:
Foreign currency translation income, net of tax	5,586	358
Comprehensive income/(loss)	8,514	(3,882)
Comprehensive income/(loss) attributable to non-controlling interests	80	(86)
Accretion to redemption value of redeemable non-controlling interests	(7)	-
Comprehensive income/(loss) attributable to parent company	$8,427	$(3,796)

Net income/(loss) attributable to parent company’s common shareholders per share -
Basic	$0.10	$(0.13)
Diluted	$0.10	$(0.13)

Weighted average number of common shares outstanding -
Basic	30,851,776	31,174,045
Diluted	30,855,406	31,174,045

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Six Months Ended June 30,
	2021	2020
Net product sales ($32,325 and $23,599 sold to related parties for the six months ended June 30, 2021 and 2020)	$250,945	$156,739
Cost of products sold ($15,411 and $9,286 purchased from related parties for the six months ended June 30, 2021 and 2020)	215,368	137,756
Gross profit	35,577	18,983
Gain on other sales	2,041	1,438
Less: Operating expenses
Selling expenses	10,055	5,095
General and administrative expenses	10,678	8,188
Research and development expenses	12,606	11,318
Total operating expenses	33,339	24,601
Income/(loss) from operations	4,279	(4,180)
Other income, net	3,229	1,374
Interest expense	(637)	(811)
Financial expense, net	(57)	(590)
Income/(loss) before income tax expenses and equity in earnings of affiliated companies	6,814	(4,207)
Less: Income taxes expense	839	483
Add: Equity in earnings/(loss) of affiliated companies	184	(178)
Net income/(loss)	6,159	(4,868)
Less: Net loss attributable to non-controlling interests	(261)	(742)
Accretion to redemption value of redeemable non-controlling interests	(14)	-
Net income/(loss) attributable to parent company’s common shareholders	$6,406	$(4,126)
Comprehensive income:
Net income/(loss)	$6,159	$(4,868)
Other comprehensive income:
Foreign currency translation income/(loss), net of tax	3,315	(4,603)
Comprehensive income/(loss)	9,474	(9,471)
Comprehensive loss attributable to non-controlling interests	(38)	(1,139)
Accretion to redemption value of redeemable non-controlling interests	(14)	-
Comprehensive income/(loss) attributable to parent company	$9,498	$(8,332)

Net income/(loss) attributable to parent company’s common shareholders per share -
Basic	$0.21	$(0.13)
Diluted	$0.21	$(0.13)

Weighted average number of common shares outstanding -
Basic	30,851,776	31,174,045
Diluted	30,856,571	31,174,045

Share-based compensation included in operating expense above is as follows:
General and administrative expenses	88	-

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$83,113	$97,248
Pledged cash	34,204	30,813
Accounts and notes receivable, net - unrelated parties	204,782	216,519
Accounts and notes receivable - related parties	23,679	17,621
Inventories	95,971	88,325
Other current assets	34,008	25,132
Total current assets	475,757	475,658
Non-current assets:
Property, plant and equipment, net	135,899	141,004
Land use rights, net	10,737	10,774
Long-term investments	45,629	49,766
Other non-current assets	27,523	30,358
Total assets	$695,545	$707,560

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term loans	$36,415	$44,238
Accounts and notes payable-unrelated parties	208,440	212,522
Accounts and notes payable-related parties	12,000	12,730
Accrued expenses and other payables	51,721	55,607
Other current liabilities	29,339	29,387
Total current liabilities	337,915	354,484
Long-term liabilities:
Other long-term payable	-	1,126
Long-term tax payable	21,074	23,884
Other non-current liabilities	8,153	8,151
Total liabilities	$367,142	$387,645

Commitments and Contingencies (See Note 23)

Mezzanine equity:
Redeemable non-controlling interests	537	523

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued - 32,338,302 and 32,338,302 shares as of June 30, 2021 and December 31, 2020, respectively	$3	$3
Additional paid-in capital	63,731	64,273
Retained earnings-
Appropriated	11,303	11,303
Unappropriated	221,897	215,491
Accumulated other comprehensive income	20,519	17,413
Treasury stock - 1,486,526 and 1,486,526 shares as of June 30, 2021 and December 31, 2020, respectively	(5,261)	(5,261)
Total parent company stockholders' equity	312,192	303,222
Non-controlling interests	15,674	16,170
Total stockholders' equity	327,866	319,392
Total liabilities, mezzanine equity and stockholders' equity	$695,545	$707,560

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income/(loss)	$6,159	$(4,868)
Adjustments to reconcile net income from operations to net cash (used in)/provided by operating activities:
Share-based compensation	88	-
Depreciation and amortization	13,117	10,562
Provision/(reversal) of credit losses	311	(239)
Deferred income taxes	469	21
Equity in gain/(loss) of affiliated companies	(184)	178
Government subsidy reclassified from government loans	-	287
Loss on fixed assets disposals	9	42
(Increase)/decrease in:
Accounts and notes receivable	6,887	41,917
Inventories	(7,036)	(1,281)
Other current assets	(1,250)	(1,355)
Increase/(decrease) in:
Accounts and notes payable	(6,291)	(11,924)
Accrued expenses and other payables	(4,030)	2,683
Long-term taxes payable	(2,809)	(2,809)
Other current liabilities	105	(1,835)
Net cash provided by operating activities	5,545	31,379
Cash flows from investing activities:
Increase in demand loans included in other non-current assets	(137)	(3)
Repayment of loan from a related party	154	-
Cash received from property, plant and equipment sales	206	586
Payments to acquire property, plant and equipment (including $330 and $760 paid to related parties for the six months ended June 30, 2021 and 2020, respectively)	(3,927)	(4,525)
Payments to acquire intangible assets	(303)	(390)
Investment under the equity method	-	(5,360)
Purchase of short-term investments	(31,253)	(27,128)
Proceeds from maturities of short-term investments	23,806	5,781
Cash received from long-term investment	4,785	448
Net cash used in by investing activities	(6,669)	(30,591)
Cash flows from financing activities:
Proceeds from bank loans	34,990	36,135
Repayments of bank loans	(43,081)	(33,890)
Repayments of the borrowing for sale and leaseback transaction	(2,217)	(2,041)
Cash received from capital contributions by non-controlling interest holder	-	212
Deemed distribution to shareholders	-	(88)
Acquisition of non-controlling interest	(538)	(81)
Net cash (used in)/provided by financing activities	(10,846)	247
Effects of exchange rate on cash, cash equivalents and pledged cash	1,226	(1,558)
Net decrease in cash, cash equivalents and pledged cash	(10,744)	(523)
Cash, cash equivalents and pledged cash at beginning of the period	128,061	106,403
Cash, cash equivalents and pledged cash at end of the period	$117,317	$105,880